Exhibit 5.1

June 22, 2005

Greenfield Online, Inc.
21 River Road
Wilton, CT 06897

Re:	Registration Statement on Form S-8 Relating to the Greenfield Online, Inc. Amended and Restated 2004 Equity Incentive Plan

Ladies and Gentlemen:

     We have acted as counsel to Greenfield Online, Inc., a Delaware corporation (the “Company”), in connection with the filing of the above-referenced Registration Statement (the “Registration Statement”) relating to the registration of shares (the “Shares”) of common stock, par value $0.0001 per share, of the Company issuable under the Company’s Amended and Restated 2004 Equity Incentive Plan (the “Plan”). In connection therewith, we have reviewed the Registration Statement, the Company’s Certificate of Incorporation, Bylaws, minutes of appropriate meetings of the Board of Directors and Stockholders of the Company, a copy of the Plan and such other documents and records as we deem necessary in order to express the opinions set forth below.

     Based on that review, it is our opinion that the Shares will be, when issued and sold pursuant to and in accordance with the terms of the Plan, validly issued, fully paid and non-assessable under Delaware law.

     We do not find it necessary for the purposes of this opinion to cover, and accordingly we express no opinion as to, the application of the securities or blue-sky laws of the various states as to the issuance and sale of the Shares.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement.

Very truly yours,

/s/ PRESTON GATES & ELLIS LLP